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                                                                   Exhibit 12(a)

[LOGO OF ROPES & GRAY]

ROPES & GRAY LLP

ONE INTERNATIONAL PLACE   BOSTON, MA 02110-2624   617-951-7000   F 617-951-7050
BOSTON   NEW YORK   PALO ALTO   SAN FRANCISCO  WASHINGTON, DC  www.ropesgray.com


April 29, 2005


Met/Putnam Voyager Portfolio
Metropolitan Series Fund, Inc.
501 Boylston Street
Boston, Massachusetts 02116

Jennison Growth Portfolio
Metropolitan Series Fund, Inc.
501 Boylston Street
Boston, Massachusetts 02116


Ladies and Gentlemen:

        We have acted as counsel in connection with the Agreement and Plan of Reorganization (the "Agreement") dated February 2, 2005 by Metropolitan Series Fund, Inc., a Maryland corporation (the "Company"), on behalf of each of two of its series, Met/Putnam Voyager Portfolio ("Target Fund") and Jennison Growth Portfolio ("Acquiring Fund"). The Agreement describes a proposed transaction (the "Transaction") to occur as of the date of this letter (the "Closing Date"), pursuant to which Acquiring Fund will acquire substantially all of the assets of Target Fund in exchange for shares of beneficial interest in Acquiring Fund (the "Acquiring Fund Shares") and the assumption by Acquiring Fund of all of the liabilities of Target Fund following which the Acquiring Fund Shares received by Target Fund will be distributed by Target Fund to its shareholders in liquidation and termination of Target Fund. This opinion as to certain U.S. federal income tax consequences of the Transaction is furnished to you pursuant to Section 8.5 of the Agreement. Capitalized terms not defined herein are used herein as defined in the Agreement.

        Target Fund is a series of the Company, which is registered under the Investment Company Act of 1940, as amended (the "1940 Act"), as an open-end management investment company. Shares of Target Fund are redeemable at net asset value at each shareholder's option. Target Fund has elected to be a regulated investment company for federal income tax purposes under Section 851 of the Internal Revenue Code of 1986, as amended (the "Code").

        Acquiring Fund is a series of the Company, which is registered under the 1940 Act as an open-end management investment company. Shares of Acquiring Fund are redeemable at net

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Met/Putnam Growth Portfolio
Jennison Growth Portfolio                 - 2 -                   April 29, 2005


asset value at each shareholder's option. Acquiring Fund has elected to be a regulated investment company for federal income tax purposes under Section 851 of the Code.

        For purposes of this opinion, we have considered the Agreement, the Combined Prospectus/Proxy Statement dated February 2, 2005, and such other items as we have deemed necessary to render this opinion. In addition, you have provided us with letters dated as of the date hereof, representing as to certain facts, occurrences and information upon which you have indicated that we may rely in rendering this opinion (whether or not contained or reflected in the documents and items referred to above).

        The facts you have represented as to in paragraph 6 of the letter from Acquiring Fund and paragraph 5 of the letter from Target Fund, each dated as of the date hereof, support the conclusion that, following the Transaction, Acquiring Fund will continue the historic business of Target Fund as an open-end investment company that seeks capital appreciation, generally by investing mainly in common stocks of U.S. companies with a focus on growth stocks.

        Based on the foregoing representations and assumption and our review of the documents and items referred to above, we are of the opinion that generally, subject to the final paragraphs hereof, for U.S. federal income tax purposes:

        (i) The Transaction will constitute a reorganization within the meaning of Section 368(a) of the Code, and Acquiring Fund and Target Fund each will be a "party to a reorganization" within the meaning of Section 368(b) of the Code;

        (ii) Under section 1032 of the Code, no gain or loss will be recognized by Acquiring Fund upon the receipt of the assets of Target Fund in exchange for Acquiring Fund Shares and the assumption by Acquiring Fund of the liabilities of Target Fund;

        (iii) Under section 362(b) of the Code, the basis in the hands of Acquiring Fund of the assets of Target Fund transferred to Acquiring Fund in the Transaction will be the same as the basis of such assets in the hands of Target Fund immediately prior to the transfer;

        (iv) Under section 1223(2) of the Code, the holding periods of the assets of Target Fund in the hands of Acquiring Fund will include the periods during which such assets were held by Target Fund;

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Met/Putnam Growth Portfolio
Jennison Growth Portfolio                 - 3 -                   April 29, 2005


        (v) Under section 361 of the Code, no gain or loss will be recognized by Target Fund upon the transfer of Target Fund's assets to Acquiring Fund in exchange for Acquiring Fund Shares and the assumption by Acquiring Fund of the liabilities of Target Fund, or upon the distribution of Acquiring Fund Shares by Target Fund to its separate account shareholders in liquidation;

        (vi) Under section 354 of the Code, no gain or loss will be recognized by the Target Fund separate account shareholders upon the exchange of their Target Fund shares for Acquiring Fund Shares;

        (vii) Under section 358 of the Code, the aggregate basis of Acquiring Fund Shares a Target Fund separate account shareholder receives in connection with the Transaction will be the same as the aggregate basis of its Target Fund shares exchanged therefor;

        (viii) Under section 1223(1) of the Code, a Target Fund separate account shareholder's holding period for its Acquiring Fund Shares will be determined by including the period for which it held the Target Fund shares exchanged therefor, provided that it held such Target Fund shares as capital assets; and

        (ix) Acquiring Fund will succeed to and take into account the items of Target Fund described in Section 381(c) of the Code, if any, subject to the conditions and limitations specified in Sections 383 and 384 of the Code and the Regulations thereunder.

We express no view with respect to the effect of the reorganization on any transferred asset as to which any unrealized gain or loss is required to be recognized at the end of a taxable year (or on the termination or transfer thereof) under federal income tax principles.

        In connection with this opinion, we call your attention to Revenue Ruling 87-76, 1987-2 C.B. 84, published by the Internal Revenue Service ("IRS"). In that ruling, the IRS held that the so-called "continuity of business enterprise" requirement necessary to tax-free reorganization treatment was not met in the case of an acquisition of an investment company which invested in corporate stocks and bonds by an investment company which invested in municipal bonds. Specifically, the IRS based its ruling on its conclusion that the business of investing in corporate stocks and bonds is not the same line of business as investing in municipal bonds. We believe that the IRS's conclusion in this ruling is questionable, and that, even if the IRS's conclusion is correct, the facts of this Transaction are distinguishable from those in the published ruling.

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Met/Putnam Growth Portfolio
Jennison Growth Portfolio                 - 4 -                   April 29, 2005


        We believe that Acquiring Fund and Target Fund are both engaged in the same line of business: Acquiring Fund and Target Fund are both open-end management investment companies that seek long-term growth of capital and capital appreciation, respectively. After the Transaction, Acquiring Fund will continue that line of business for the benefit of the stockholders of both Target and Acquiring Funds. While Acquiring Fund will dispose of securities formerly held by Target Fund, these dispositions will be fully consistent with the shared historic investment policies of both Funds and all proceeds generated by such dispositions will be reinvested in a manner fully consistent with such policies. In these circumstances, we are of the opinion that Acquiring Fund will have continued the historic business of Target Fund for the benefit of, among others, the historic stockholders of Target Fund, and that the continuity of business enterprise doctrine should, as a result, be fulfilled. Because Revenue Ruling 87-76 is the only published ruling dealing specifically with the application of the "continuity of business enterprise" requirement to a reorganization involving investment companies, however, our opinion cannot be free from doubt. No ruling has been or will be obtained from the IRS as to the subject matter of this opinion and there can be no assurance that the IRS or a court of law will concur with the opinion set forth above.

        Based upon and subject to the foregoing, the opinions expressed in our April 29, 2005 letter as to certain federal income tax consequences of the Transaction are hereby confirmed.

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        Our opinion is based on the Internal Revenue Code of 1986, as amended,
Treasury Regulations, Internal Revenue Service rulings, judicial decisions, and other applicable authority, all as in effect on the date of this opinion. The legal authorities on which this opinion is based may be changed at any time. Any such changes may be retroactively applied and could modify the opinions expressed above.


                                            Very truly yours,

                                            /s/ Ropes & Gray LLP

                                            Ropes & Gray LLP